                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 ALKERMES, INC.
                (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                                 ALKERMES, INC.

                         CAMBRIDGE, MASSACHUSETTS 02139

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JULY 25, 1997

                              --------------------



TO THE SHAREHOLDERS:

     The annual meeting of shareholders of Alkermes, Inc. (the "Company") will be held at the offices of the Company, 64 Sidney Street, Cambridge, Massachusetts 02139, on Friday, July 25, 1997, at 10:00 A.M. for the following purposes:

     1. To elect eight members of the Board of Directors, each to serve until the next annual meeting of shareholders and until his successor is duly elected and qualified.

     2. To approve the amendment to the Alkermes Amended and Restated 1990 Omnibus Stock Option Plan to increase to 2,500,000 the number of shares issuable upon the exercise of options granted thereunder, an increase of 750,000 shares.

     3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed June 6, 1997 as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting. Consequently, only holders of Common Stock of record on the transfer books of the Company at the close of business on June 6, 1997 will be entitled to notice of and to vote at the meeting.

     Please complete, date and sign the enclosed proxy and return it promptly. If you attend the meeting, you may vote in person.


                                    Morris Cheston, Jr.
                                    Secretary

June 27, 1997

                                 ALKERMES, INC.

                                 PROXY STATEMENT

                                  INTRODUCTION


     The accompanying proxy is solicited by the Board of Directors of Alkermes, Inc. ("Alkermes" or the "Company") in connection with its 1997 annual meeting of shareholders to be held at the offices of the Company, 64 Sidney Street, Cambridge, Massachusetts 02139, at 10:00 a.m., on July 25, 1997 (the "Meeting"). Copies of this Proxy Statement and the accompanying proxy are being mailed on or after June 27, 1997 to the holders of record of Common Stock on June 6, 1997 (the "Record Date"). The proxy may be revoked by a shareholder at any time prior to its use by giving notice of such revocation to the Secretary of the Company, by appearing at the Meeting and voting in person or by returning a later dated proxy. The expense of this solicitation will be paid by the Company. Some of the officers and regular employees of the Company may solicit proxies personally and by telephone.

     Unless specific instructions are given to the contrary, the persons named in the accompanying proxy will vote FOR the election to the Company's Board of Directors of the nominees named herein and FOR approval of the amendment to increase the number of shares available under the 1990 Amended and Restated Omnibus Stock Option Plan. With respect to all other matters, the persons named in the accompanying proxy will vote as stated herein. See "Other Business."

     Holders of Common Stock of record at the close of business on the Record Date will be entitled to cast one vote per share so held of record on such date on all items of business properly presented at the Meeting, except that the holders have cumulative voting rights in the election of directors. Therefore, each shareholder is entitled to cast as many votes in the election of directors as shall be equal to the number of shares of Common Stock held by such shareholder on the Record Date, multiplied by the number of directors to be elected. A shareholder may cast all such votes for a single nominee or may distribute votes among nominees as the shareholder sees fit.

     The Company had 20,765,518 shares of Common Stock outstanding on the Record Date. The presence at the Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of consideration and action on such matter.


                              ELECTION OF DIRECTORS


     Eight directors are to be elected at the Meeting to serve one-year terms until the 1998 annual meeting of shareholders and until their respective successors are elected and shall qualify. The persons named in the accompanying proxy intend to vote for the election of Floyd E. Bloom, Robert A. Breyer, John
K. Clarke, Robert S. Langer, Richard F. Pops, Alexander Rich, Paul Schimmel and Michael A. Wall, unless authority to vote for one or more of such nominees is specifically withheld in the proxy. All of the nominees are currently directors of the Company. The persons named in the proxy will have the right to vote cumulatively and to distribute their votes among such nominees as they consider advisable. The Board of Directors is informed that all the nominees are willing to serve as directors, but if any of them should decline to serve or become unavailable for election at the Meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

     The eight nominees for director receiving the highest number of votes cast by shareholders entitled to vote thereon will be elected to serve on the Board of Directors. Votes that are withheld will be counted in determining the presence of a quorum, but will have no effect on the vote.

     Set forth below is information regarding the nominees, as of June 6, 1997, including their recent employment, positions with the Company, other directorships and age.

     Dr. Bloom, age 60, is a founder of Alkermes and has been a director of Alkermes since 1987. Dr. Bloom has been active in neuropharmacology for more than 30 years, holding positions at Yale University, the National Institute of Mental Health and The Salk Institute. Since 1983, he has been at The Scripps Research Institute where he is currently Chairman, Department of Neuropharmacology. Dr. Bloom serves as Editor in Chief of Science. He holds an A.B. (Phi Beta Kappa) from Southern Methodist University and an M.D. (Alpha Omega Alpha) from Washington University School of Medicine in St. Louis. He is a member of the National Academy of Science, the Institute of Medicine and the Royal Swedish Academy of Science.

     Mr. Breyer, age 53, has been a director and President and Chief Operating Officer of Alkermes since July 1994. From August 1991 to December 1993, Mr. Breyer was President and General Manager of Eli Lilly Italy, a subsidiary of Eli Lilly & Co. From September 1987 to August 1991, he was Senior Vice President, Marketing and Sales of IVAC Corporation, a medical device company and a subsidiary of Eli Lilly & Co.

     Mr. Clarke, age 43, has served as a director of Alkermes since 1987. He is a general partner of DSV Partners III and DSV Management, the general partner of DSV Partners IV. DSV Partners III and DSV Partners IV are venture capital investment partnerships. He is also the managing general partner of Cardinal Health Partners. Mr. Clarke has been associated with DSV since 1982. Mr. Clarke is also a director of DNX Corporation, Inc., a biopharmaceutical company, Chrysalis International Corporation and Cubist Pharmaceuticals, Inc.

     Professor Langer, age 48, has served as a director of the Company since 1993. He is the Kenneth J. Germeshausen Professor of Chemical and Biomedical Engineering at the Massachusetts Institute of Technology and has been a member of the Massachusetts Institute of Technology faculty since July 1977. In 1989, Professor Langer was elected to the Institute of Medicine of the National Academy of Sciences and in 1992 was elected to both the National Academy of Engineering and the National Academy of Sciences. Professor Langer received his bachelor's degree from Cornell University in 1970 and a Ph.D. from Massachusetts Institute of Technology in 1974, both in chemical engineering.

     Mr. Pops, age 35, has been a director and the Chief Executive Officer of Alkermes since February 1991. From February 1991 to June 1994, Mr. Pops was also President of Alkermes. Mr. Pops currently serves on the Board of Directors of Immulogic Pharmaceutical Corporation, the Biotechnology Industry Organization
(BIO), and The Brain Tumor Society (a non-profit organization).

     Dr. Rich, age 72, is a founder of Alkermes and has been a director of Alkermes since 1987. Dr. Rich has been a professor at the Massachusetts Institute of Technology since 1958, and is the William Thompson Sedgwick Professor of Biophysics and Biochemistry. Dr. Rich earned both an A.B. (magna cum laude) and an M.D. (cum laude) from Harvard University. Dr. Rich is Co-Chairman of the Board of Directors of Repligen Corporation, a biopharmaceutical company.

     Dr. Schimmel, age 56, is a founder of Alkermes and has been a director of Alkermes since 1987. Dr. Schimmel is the John D. and Catherine T. MacArthur Professor of Biophysics and Biochemistry at the Massachusetts Institute of Technology, where he has been employed since 1967. A member of the National Academy of Sciences and the American Academy of Arts and Sciences, Dr. Schimmel graduated from Ohio Wesleyan University and completed his doctorate at Cornell University and the Massachusetts Institute of Technology, and did post doctoral work at Stanford University. Dr. Schimmel is Co-Chairman of the Board of Directors of Repligen Corporation and is a director of Cubist Pharmaceuticals, Inc.

     Mr. Wall, age 68, is a founder of Alkermes and has been Chairman of the Board of Alkermes since 1987. From April 1992 until June 30, 1993, he was a director and Chairman of the Executive Committee of Centocor, Inc. ("Centocor"), a biopharmaceutical company. From November 1987 to June 30, 1993, he was Chairman Emeritus of Centocor. Mr. Wall is a director of Kopin Corporation, a manufacturer of high definition imaging products, and Sugen, Inc., a biopharmaceutical company.

     The Board of Directors held seven meetings during the last fiscal year. Each of the Company's directors attended at least 75% of the aggregate of all meetings of the Board and of all committees of which he was a member held during the year. The standing committees of the Board are the Audit Committee and the Compensation Committee. The Board does not have a standing nominating committee. The Audit Committee, consisting of John K. Clarke and Alexander Rich, met twice during the last fiscal year. The Audit Committee is responsible for determining the adequacy of the Company's internal accounting and financial controls. The Compensation Committee, consisting of John K. Clarke, Robert S. Langer, Paul Schimmel and Michael A. Wall, met once during the last fiscal year. The Compensation Committee is responsible for reviewing matters pertaining to the compensation of employees of, and consultants to, the Company, fixing the compensation of officers of the Company and administering, and making grants and awards under, the Company's stock option and restricted stock award plans. The Compensation Sub-Committee, formed in June 1997, is responsible for making grants and awards under the Company's stock option and restricted stock award plans to "officers" as defined under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Sub-Committee, consisting of John K. Clarke and Paul Schimmel, ratified all actions taken by the Compensation Committee with regard to such officers since November 1996 and did not meet during the last fiscal year.

                  APPROVAL OF AMENDMENT TO AMENDED AND RESTATED
                         1990 OMNIBUS STOCK OPTION PLAN

     The Company's Amended and Restated 1990 Omnibus Stock Option Plan (the "Omnibus Plan") currently authorizes the issuance of options to purchase up to 1,750,000 shares of Common Stock. In June 1997, the Board amended the Omnibus Plan, subject to shareholder approval, to increase the aggregate number of shares authorized for issuance upon exercise of options granted under the Omnibus Plan to 2,500,000. This amendment was designed to enhance the flexibility of the Compensation Committee and the Compensation Sub-Committee of the Board in granting stock options and limited stock appreciation rights to the Company's employees, officers and consultants and to ensure that the Company can continue to grant stock options to such persons at levels determined to be appropriate by the Compensation Committee and the Compensation Sub-Committee.

     The affirmative vote of a majority of the votes cast by all shareholders entitled to vote will be required to approve the proposed amendment to the Omnibus Plan. Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of this proposal, but will not be counted as votes cast. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will not be counted as present for purposes of determining the presence of a quorum for purposes of this proposal and will not be voted. Accordingly, neither abstentions nor broker non-votes will have any effect on the outcome of the vote on this proposal.

     The Board of Directors recommends that you vote FOR the approval of the amendment to the Omnibus Plan.

DESCRIPTION OF THE OMNIBUS PLAN

     The Omnibus Plan provides for the grant to employees, officers and directors of, and consultants to, the Company and its subsidiaries of options to purchase up to 1,750,000 shares of Common Stock. The proposed amendment, which has been adopted by the Board of Directors, increases the number of shares which may be issued upon exercise of options which may be granted under the Omnibus Plan to 2,500,000. Such options may either be "incentive stock options" as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or may be non-qualified options. The Omnibus Plan will terminate on September 19, 2000 unless sooner terminated by the Board of Directors. The Company estimates that there are currently 200 persons who are eligible to receive options under the Omnibus Plan.

     The Omnibus Plan is administered by the Board of Directors with respect to options granted to employees, officers and consultants who are not directors, executive officers or significant employees of the Company, unless the Board delegates administration of the Omnibus Plan to the Compensation Committee, which the Board has done. The Compensation Sub-Committee administers the Omnibus Plan with respect to options granted to directors, executive officers and significant employees of the Company ("Reporting Persons"). The total number of options to be granted in any year under the Omnibus Plan to participants, the number and selection of the participants to receive options, the type and number of options granted to each and the other terms and provisions of such options are wholly within the discretion of the Compensation Committee and the Compensation Sub-Committee, subject to the limitations set forth in the Omnibus Plan.

     Under the terms of the Omnibus Plan, the option exercise price may not be less than 100% (or, with respect to incentive stock options, 110% if the optionee owns 10% of the total combined voting power of all classes of stock of the Company) of the fair market value of the underlying stock at the time the option is granted. Options granted under the Omnibus Plan are generally nontransferable and expire upon the earlier of an expiration date fixed by the Compensation Committee and set forth in each individual option award certificate, ten years (or with respect to incentive stock options, five years, if the optionee owns 10% of the total combined voting power of all classes of stock of the Company) from the date of grant, and either three months after the date the optionee ceases to be an employee, officer or director of, or consultant to, the Company or its subsidiaries or, if the optionee dies or becomes disabled, one year after the date of death or the date the optionee ceases to be an employee, officer, director or consultant because of disability. Options which have expired or which have been cancelled unexercised will be returned to the Omnibus Plan and may again be granted pursuant to the Omnibus Plan.

     Under the Omnibus Plan, the price payable upon exercise of options may be paid in cash, property, services rendered or, under certain circumstances, in shares of stock of the Company having a fair market value equal to the option price on the date of exercise or any combination thereof.

     The Compensation Committee and the Compensation Sub-Committee are authorized, under the Omnibus Plan, to grant limited stock appreciation rights ("LSARs") with respect to all or any portion of the shares covered by options granted to Reporting Persons simultaneously with the grant of the related options if the related options are incentive stock options, or simultaneously with the grant of, or at any time during the term of, the related options if the related options are non-qualified options. The grant of an LSAR will not be effective until six months after the date of its grant. Those options with respect to which LSARs have been granted and become effective shall become immediately exercisable upon the occurrence of any of the following events (each, a "Triggering Event"): (i) consummation by the Company of a reorganization, merger, or consolidation after approval of any such transaction by shareholders, other than Reporting Persons, holding at least the minimum number of shares necessary to approve such transaction under the Company's Amended and Restated Articles of Incorporation, as amended (the "Articles") and applicable law, (ii) consummation by the Company of a sale of substantially all its assets after approval of any such transaction by shareholders, other than Reporting Persons, holding at least the minimum number of shares necessary to approve such transaction under the Articles and applicable law, or (iii) acquisition by a single purchaser or group of related purchasers of in excess of 51% of the issued and outstanding shares of Common Stock from shareholders of the Company other than Reporting Persons, in any case other than in a transaction in which the surviving corporation or the purchaser is the Company or a subsidiary of the Company (unless in such transaction the capital stock of the Company or a subsidiary of the Company is converted into capital stock of an entity other than the Company or any such subsidiary) or an entity controlled by a Reporting Person.

     Each LSAR provides that upon the occurrence of a Triggering Event, the optionee will receive an amount in cash equal to the amount by which the fair market value per share of the Common Stock issuable upon exercise of the option on the date such Triggering Event occurs exceeds the exercise price per share of the option to which the LSAR relates. A Triggering Event shall be deemed to have occurred only when the fair market value of the shares subject to the underlying option exceeds the exercise price of such option. When a Triggering Event occurs, the related option will cease to be exercisable. LSARs have been granted with respect to options to purchase 295,000 shares granted under the Omnibus Plan to Mr. Pops, options to purchase 74,500 shares granted to Mr. Landine and options to purchase 56,250 shares granted to Dr. Bartus.

OPTIONS OUTSTANDING, EXERCISABLE AND AVAILABLE FOR FUTURE GRANT

     As of June 6, 1997, options to purchase 1,466,228 shares were outstanding under the Omnibus Plan, of which options to purchase 669,785 shares were exercisable. The exercise prices for the outstanding options ranged from $0.56 to $28.75 per share. On June 6, 1997, the last sale price of the Company's Common Stock on the Nasdaq National Market was $17.125 per share. At June 6, 1997, options to purchase 62,699 shares (plus any options that expire or are cancelled in the future) were available for future grant, exclusive of the additional shares covered by the proposed amendment.

FEDERAL INCOME TAX CONSEQUENCES

     The Federal income tax discussion set forth below is intended for general information only. State and local income tax consequences are not discussed and may vary from locality to locality.

     Under present Treasury regulations, a participant who is granted a non-qualified option will not realize taxable income at the time the option is granted. In general, a participant will be subject to tax for the year of exercise on an amount of ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the option price, and the Company will receive a corresponding deduction. The participant's basis in the shares so acquired will be equal to the option price plus the amount of ordinary income upon which he is taxed. Upon subsequent disposition of the shares, the participant will realize capital gain or loss, long-term or short-term, depending upon the length of time the shares are held after the option is exercised.

     A participant is not taxed at the time an incentive option is granted. The tax consequences upon exercise and later disposition depend upon whether the participant was an employee of the Company or a subsidiary at all times from the date of grant until three months preceding exercise (one year in the case of permanent and total disability) and on whether the participant holds the shares for more than one year after exercising the option and two years after the date of grant of the option.

     If the participant satisfies both the employment rule and the holding rule, for regular tax purposes the participant will not realize income upon exercise of the option and the Company will not be allowed an income tax deduction at any time. The difference between the option price and the amount realized upon disposition of the shares by the participant will generally constitute a long-term capital gain or a long-term capital loss, as the case may be.

         If the participant meets the employment rule but fails to observe the holding rule (a "disqualifying disposition"), the participant generally recognizes as ordinary income, in the year of the disqualifying disposition (whether by sale or gift), the excess of the fair market value of the shares at the date of exercise over the option price. In the case of a sale, any excess of the sales price over the fair market value at the date of exercise will be recognized by the participant as capital gain (long-term or short-term depending on the length of time the stock was held after the option was exercised). If, however, the sales price is less than the fair market value at the date of exercise, then the ordinary income recognized by the participant is limited to the excess of the sales price over the option price. In the case of any disqualifying disposition, the Company's tax deduction is limited to the amount of ordinary income recognized by the participant.

     Different consequences will apply for a participant subject to the alternative minimum tax.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth a summary of the compensation paid by the Company during its last three fiscal years to its Chief Executive Officer and to each of the four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the fiscal year ended March 31, 1997 (collectively, the "Named Executive Officers").


                                     ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                                                                         Securities
   Name and                                                         Restricted           Underlying
   Principal                                                           Stock              Options/             All Other
   Position                Year      Salary ($)     Bonus ($)      Awards ($)(1)          LSARs (#)        Compensation ($)
  ----------               ----      ----------     ---------      -------------         -----------       ----------------

Richard F. Pops            1997        291,116         50,000               0              40,000                     0
 Chief Executive           1996        266,346         15,000               0              87,500                     0
 Officer                   1995        249,423              0          35,000             127,500(2)                  0

Robert A. Breyer           1997        223,058         25,000               0              25,000                 1,500(3)
 President and Chief       1996        204,231         10,000               0              50,000                 1,500(3)
 Operating Officer         1995        143,077(4)      30,000(5)            0             207,500                16,735(6)

Raymond T. Bartus          1997        199,039          5,000               0              10,000                     0
 Senior Vice               1996        190,692              0               0              17,500                     0
 President,                1995        189,000              0          10,500              75,000(7)                  0
 Preclinical Research
 and Development

Michael J. Landine         1997        197,752         30,000               0              25,000                     0
 Senior Vice               1996        179,231              0               0              51,500                     0
 President and             1995        175,000              0          21,000              57,000(8)                  0
 Chief Financial
 Officer

Scott D. Putney            1997        177,538          5,000               0              10,000                     0
 Vice President,           1996        169,192              0               0              17,500                     0
 Protein and               1995        167,500              0          10,500              75,000                     0
 Molecular Biology

--------------
(1) All restricted stock awards have been made pursuant to the Company's 1991 Restricted Common Stock Award Plan (the "Award Plan"). All awards cease to be subject to forfeiture on an annual basis in 20% increments beginning on the first anniversary of the date of award, provided the grantee has remained an employee of the Company since the date of grant and the employee has not deferred the date on which forfeiture will lapse. Stock certificates are issued to the grantees on the date each portion of their award ceases to be subject to forfeiture. For purposes of the above table, the value of an award was determined by multiplying the total shares subject to the award by the closing price for the Company's Common Stock as reported on the Nasdaq National Market on the date of the award. To the extent the Company declares any dividends on its Common Stock, dividends shall be payable on awards only to the extent forfeiture restrictions with respect to such awards have lapsed and shares have been issued. The aggregate number and value (based on the closing price of the Company's Common Stock on the Nasdaq National Market on March 31, 1997) of the restricted stock awards as of June 6, 1997 of each Named Executive Officer who has awards are as follows: Mr. Pops, 16,000 shares, $224,000; Dr. Bartus, 4,200 shares, $58,800; Mr. Landine, 9,600 shares,
     $134,400; Dr. Putney, 3,600 shares, $50,400.

(2) Includes options to purchase 120,000 shares of the Company's Common Stock granted, in tandem with Limited Stock Appreciation Rights ("LSARs"), in exchange for certain outstanding options previously granted to Mr. Pops. See "Ten Year Option/SAR Repricings." For a discussion of the LSARs held by Mr. Pops, see "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

(3) Consists of payment to Mr. Breyer for opting out of the Company's health insurance plan.

(4) Represents cash compensation paid to Mr. Breyer for 39 weeks of employment in the fiscal year ended March 31, 1995.

(5) Consists of a signing bonus paid to Mr. Breyer upon commencement of his employment in July 1994.

(6) Consists of temporary living and moving expenses reimbursed to Mr. Breyer in connection with his relocation to Cambridge, Massachusetts upon commencement of his employment and a $1,154 payment to Mr. Breyer for opting out of the Company's health insurance plan.

(7) Includes options to purchase 67,500 shares of the Company's Common Stock granted in exchange for all outstanding options previously granted to Dr. Bartus. See "Ten Year Option/SAR Repricings." Of such options, options to purchase 56,250 shares were granted in tandem with LSARs. For a discussion of the LSARs held by Dr. Bartus, see "Employment Contracts and Termination of Employment and Change in Control Arrangements."

(8) Includes options to purchase 49,500 shares of the Company's Common Stock granted, in tandem with LSARs, in exchange for certain outstanding options previously granted to Mr. Landine. See "Ten Year Option/SAR Repricings." For a discussion of the LSARs held by Mr. Landine, see "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

OPTIONS/LSAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning stock options and LSARs granted during the fiscal year ended March 31, 1997 to each of the Named Executive Officers.

                                                                                             Potential Realizable
                       Shares            % of Total                                            Value at Assumed
                     Underlying         Options/LSARs                                           Annual Rates of
                      Options/           Granted to          Exercise                             Stock Price
                        LSARs           Employees in          or Base       Expiration         Appreciation for
Name                 Granted (#)         Fiscal Year       Price ($/Sh)        Date              Option Term
----                 -----------      ----------------     ------------     ----------      ------------------------
                                                                                             5% ($)          10% ($)

Richard F. Pops         40,000             9.26              14.31            11/21/06       359,979         912,258


Robert A. Breyer        25,000             5.79              14.31            11/21/06       224,987         570,161


Raymond T. Bartus       10,000             2.31              14.31            11/21/06        89,995         228,065


Michael J. Landine      25,000             5.79              14.31            11/21/06       224,987         570,161


Scott D. Putney         10,000             2.31              14.31            11/21/06        89,995         228,065

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     The following table sets forth the number of shares acquired upon exercise of options exercised by the Named Executive Officers during the fiscal year ended March 31, 1997, the value realized upon exercise of such options, the number of shares issuable on exercise of options held by such persons at the end of the last fiscal year and the value of such unexercised options as of such date.

                                                             Number of
                                                             Securities                 Value of
                                                             Underlying               Unexercised
                                                             Unexercised              In-the-Money
                                                             Options/SAR at           Options/SAR at
                                                             FY-End (#)               FY-End ($)(1)

                    Shares Acquired          Value           Exercisable/             Exercisable/
Name                 on Exercise (#)       Realized ($)      Unexercisable            Unexercisable
--------------------------------------------------------------------------------------------------------

Richard F. Pops               0                  0        280,625  / 149,375      3,414,000  / 1,055,975

Robert A. Breyer          2,000             43,760        114,250  / 166,250      1,139,763  / 1,393,263

Raymond T. Bartus             0                  0         53,125  /  49,375        548,775  /   397,425

Michael J. Landine            0                  0         74,625  /  83,875        843,555  /   583,065

Scott D. Putney               0                  0         53,125  /  49,375        548,775  /   397,425

--------------------

(1) Value is measured by the difference between the closing price for the Company's Common Stock on the Nasdaq National Market on March 31, 1997 and the exercise price of the option.

TEN YEAR OPTION/SAR REPRICINGS

     The following table sets forth certain information with respect to the stock options held by the Company's current executive officers that have been repriced since the formation of the Company in 1987.

                                                                                                           Length of
                                         Number of                                                         Original
                                        Securities                                                           Term
                                        Underlying    Market Price of    Exercise Price                    Remaining
                                       Options/SARS    Stock at Time       at Time of       New            at Date of
                                       Repriced or    of Repricing or     Repricing or    Exercise        Repricing or
     Name                 Date           Amended       Amendment($)       Amendment($)     Price($)        Amendment
     ----                 ----        -------------   -------------      -------------    --------         ----------


Richard F. Pops          7/21/94         50,000(1)      $  3.69              $11.375      $  3.69       7 years 125 days
Chief Executive          7/21/94         75,000(1)         3.69                 9.00         3.69       8 years 153 days
  Officer                7/21/94         35,000(1)         3.69                 7.94         3.69       9 years 182 days
                        11/25/91         50,000          11.375               15.875       11.375       9 years 324 days

Raymond T. Bartus        7/21/94         75,000(1)         3.69                 9.00         3.69       8 years 102 days
Senior Vice President,   7/21/94         15,000(1)         3.69                 9.00         3.69       8 years 153 days
 Preclinical Research
 and Development

Michael J. Landine       7/21/94         25,000(1)         3.69               11.375         3.69       7 years 125 days
Senior Vice President    7/21/94         20,000(1)         3.69                 9.00         3.69       8 years 153 days
and Chief Financial      7/21/94         21,000(1)         3.69                 7.94         3.69       9 years 182 days
  Officer               11/25/91         25,000          11.375               15.875       11.375       9 years 324 days

Don G. Burstyn           7/21/94         30,000(1)         3.69                7.875         3.69       9 years 151 days
Vice President,
 Regulatory Affairs

Scott D. Putney          7/21/94         75,000(1)         3.69                 9.56         3.69       7 years   9 days
Vice President,          7/21/94         15,000(1)         3.69                 9.00         3.69       8 years 153 days
 Protein and
 Molecular Biology

--------------------
(1) All options indicated were exchanged for options to purchase 25% fewer shares.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Under an agreement between Mr. Pops and the Company, dated February 7, 1991, in the event Mr. Pops' employment with the Company is terminated for any reason other than as a result of his taking certain actions against or that have a significant deleterious effect on the Company, Mr. Pops shall be entitled to receive a payment equal to two-thirds of his then current annual base salary. Under an agreement between Mr. Breyer and the Company, dated June 13, 1994, in the event Mr. Breyer's employment with the Company is terminated by Alkermes for any reason other than as a result of his taking certain actions against or that have a significant deleterious effect on the Company, Mr. Breyer shall be entitled to receive payments at the monthly rate of his then current annual base salary for up to nine months. The Company and Mr. Landine have agreed that, in the event Mr. Landine's employment with the Company is terminated for any reason other than as a result of his taking certain actions against or that have a significant deleterious effect on the Company, Mr. Landine shall be entitled to receive payments for the following six months aggregating 50% of his then current annual salary.

     Messrs. Pops and Landine and Dr. Bartus have been granted LSARs in connection with a portion of the stock options previously granted to them. Each LSAR provides that after the occurrence of one of several triggering events, including a reorganization or merger of the Company, a sale of the assets of the Company or the acquisition by a person or group of more than 51% of the Common Stock of the Company, the optionee will receive an amount in cash equal to the amount by which the fair market value per share of the Company's Common Stock issuable upon exercise of the option on the date such a triggering event occurs exceeds the exercise price per share of the option to which the LSAR relates. A triggering event shall be deemed to have occurred only when the fair market value of the shares subject to the underlying option exceeds the exercise price of such option. When a triggering event occurs, the related option will cease to be exercisable.

COMPENSATION OF DIRECTORS

     Except for stock options automatically granted under the Stock Option Plan For Non-Employee Directors, directors do not receive compensation for services on the Board of Directors or any committee thereof. All of the directors, however, are reimbursed for their expenses for each Board and committee meeting attended. In addition, Floyd E. Bloom, Alexander Rich, Paul Schimmel and Michael
A. Wall receive consulting fees from Alkermes and Robert S. Langer receives consulting fees from Alkermes Controlled Therapeutics, Inc. ("ACTI"), a wholly owned subsidiary of the Company. During the fiscal year ended March 31, 1997, Alkermes paid consulting fees to Drs. Bloom, Rich and Schimmel and Mr. Wall aggregating $30,000, $30,000, $48,000 and $80,000, respectively, and ACTI paid consulting fees to Professor Langer aggregating $86,572. Consulting fees are currently being paid to each of Drs. Bloom and Rich at the rate of $2,500 per month, to Dr. Schimmel at the rate of $4,000 per month, to Mr. Wall at the rate of $6,667 per month and to Professor Langer at the rate of $7,214 per month. Alkermes believes that the terms of such consulting arrangements are no less favorable to Alkermes and ACTI than those they could have received from an independent third party.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the last fiscal year, the Compensation Committee consisted of John
K. Clarke, Robert S. Langer, Paul Schimmel and Michael A. Wall. The Compensation Sub-Committee consists of John K. Clarke and Paul Schimmel. Mr. Wall and Dr. Schimmel are consultants to Alkermes and Professor Langer is a consultant to ACTI. See "Compensation of Directors."

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") is responsible for reviewing and establishing the compensation, and the Compensation Sub-Committee is responsible for reviewing and establishing compensation in the form of stock options or restricted stock awards, of the Company's executive officers.

     EXECUTIVE COMPENSATION POLICIES

     The Company's executive compensation program is designed to attract, retain and motivate experienced and well qualified executive officers who will promote the Company's research and product development efforts. In establishing executive compensation levels, the Committee is guided by a number of considerations. Because the Company is still in the process of developing its portfolio of product candidates, and because of the volatile nature of biotechnology stocks, the Committee believes that traditional performance criteria, such as revenue growth, profit margins and stock price are inappropriate for evaluating and rewarding the efforts of the Company's executive officers. Rather, the Committee bases executive compensation on the achievement of certain product development, corporate partnering, financial, strategic planning and other goals of the Company and the executive officer. In establishing compensation levels, the Committee also evaluates each officer's individual performance using certain subjective criteria, including an evaluation of each officer's initiative, contribution to overall corporate performance and managerial ability. No specific numerical weight is given to any of the above-noted subjective or objective performance criteria. In making its evaluations, the Committee consults on an informal basis with other members of the Board and, with respect to officers other than the Chief Executive Officer, reviews the recommendations of the Chief Executive Officer.

     Another consideration which affects the Committee's decisions regarding executive compensation is the high demand for well-qualified personnel in the biotechnology industry. Given such demand, the Committee strives to maintain compensation levels which are competitive with the compensation of other executives in the industry. To that end, the Committee reviews data obtained from a generally available outside survey of compensation and benefits in the biotechnology industry and from proxy statements or personal knowledge regarding executive compensation at a limited number of comparable companies, some of which are included in the Nasdaq Pharmaceutical Index shown in the Performance Graph on page 17.

     A third factor which affects compensation levels is the Committee's belief that stock ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. In accordance with such belief, the Committee and the Compensation Sub-Committee seek to provide a significant portion of executive compensation in the form of stock options or restricted stock awards. The Committee and the Compensation Sub-Committee have not, however, targeted a range or specific number of options or awards for each executive position, but makes its decisions based on the above-mentioned survey and the general experience of the Committee and the Compensation Sub-Committee members.

     COMPENSATION MIX

     The Company's executive compensation packages generally include three components: base salary; a discretionary annual cash bonus; and stock options and restricted stock awards. The Committee generally reviews, and makes any changes to, the base salary and bonus of each executive officer as of the beginning of each calendar year.

     Base Salary

     The Committee seeks to establish base salaries which are competitive for each position and level of responsibility with those of executive officers at various other biotechnology companies of comparable size and stage of development.

     Discretionary Cash Bonus

     The Committee believes that discretionary cash bonuses are useful on a case by case basis to motivate and reward executive officers. However, cash bonuses have not been a significant element of the Company's executive compensation program, as the Committee believes long-term incentives are more appropriate and help to conserve cash. Bonuses for executive officers are not guaranteed, but are awarded from time to time only in the discretion of the Committee. Criteria for bonuses for executive officers range from success in attracting equity capital to success in conducting clinical trials to success in entering into new and expanded collaborations.

     Stock Options and Restricted Stock Awards

     Grants of stock options and awards of restricted stock under the Company's stock option and restricted stock award plans are designed to promote the identity of the long-term interests between the Company's executives and its shareholders and to assist in the retention of executives. Since stock options granted by the Company generally become exercisable over either a three-year or four-year period and restricted stock awards made by the Company cease to be subject to forfeiture on an annual basis over a five-year period, their ultimate value is dependent upon the long-term appreciation of the Company's stock price and the executive's continued employment with the Company. In addition, grants of stock options and awards of restricted stock may result in an increase in executive officers' equity interests in the Company, thereby providing such persons with the opportunity to share in the future value they are responsible for creating.

     When granting stock options or making restricted stock awards, the Committee and the Compensation Sub-Committee consider the relative performance and contributions of each officer compared to that of other officers within the Company with similar levels of responsibility. The number of options granted or shares awarded to each executive officer are generally determined by the Committee and the Compensation Sub-Committee on the basis of the general experience and subjective judgment of its members.

     Section 162(m) of the Code limits the deductibility of annual compensation over $1 million to the Chief Executive Officer and the other Named Executive Officers unless certain conditions are met. The Company's Chief Executive Officer and the other Named Executive Officers have not received annual compensation over $1 million, and the Company has not yet determined what measures, if any, it should take to comply with Section 162.


     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In establishing Mr. Pops' compensation package, the Committee seeks to maintain a level of total current compensation that is competitive with that of chief executives of certain other companies in the biotechnology industry at comparable stages of development. In addition, in order to align Mr. Pops' interests with the long-term interests of the Company's shareholders, the Committee and the Compensation Sub-Committee attempt to make a substantial portion of the value of his total compensation dependent on the long-term appreciation of the Company's stock price.

     At the Company's current stage of development, the Committee believes that Mr. Pops' performance as Chief Executive Officer of the Company must be evaluated almost exclusively using subjective criteria, including the Committee's evaluation of the Company's progress in attracting and retaining senior management, identifying new product candidates, identifying and securing corporate collaborators for the development of product candidates, identifying and acquiring new product development and technology opportunities, advancing the Company's existing product candidates through the complex drug development and regulatory approval process and raising the necessary capital to fund its research and development efforts.

     In evaluating and establishing Mr. Pops' current compensation package, the Committee considered the following accomplishments of the Company during calendar 1996.

     In March 1996, the Company acquired certain assets and technology owned or used by Medisorb Technologies International L.P. In May 1996, the Company successfully completed a public offering of 2,300,000 shares of its Common Stock resulting in net proceeds to the Company of approximately $22.9 million. In addition, a $5 million mortgage financing loan was completed in September 1996. The Company expanded its collaboration for Medisorb(R) with Janssen Pharmaceutica and its collaboration for ProLease(R) with Genentech, Inc. At the time the Committee established Mr. Pops' compensation, the Company had substantially negotiated and subsequently entered into a new collaboration for ProLease with Johnson & Johnson.

     In addition, the Company progressed in clinical trials of product candidates based on its proprietary RMP-7(TM), ProLease and Medisorb drug delivery systems. The Company completed a Phase I/II clinical trial of intra-arterial RMP-7 and completed enrollment of one multi-center Phase II clinical trial of intra-arterial RMP-7. In July 1996, Alkermes initiated a non-controlled, open label Phase I/II clinical trial of intravenous RMP-7. In August 1996, the Company completed a Phase I clinical trial of ProLease hGH in growth hormone deficient adults and in November 1996 commenced a multi-center Phase I/II clinical trial of ProLease hGH in growth hormone deficient children. The Company successfully manufactured a Medisorb formulation of a Janssen proprietary product and initial Phase I clinical trials of this Medisorb formulation were completed in 1996.

     Given the significant role played by Mr. Pops in each of the above-noted accomplishments, the Committee increased Mr. Pops' annual base salary effective January 1, 1997 from $290,000 to $320,000 and granted Mr. Pops cash bonuses during the fiscal year totaling $50,000. As additional recognition of Mr. Pops' efforts in 1996, and in furtherance of the Committee's belief that a substantial portion of Mr. Pops' total compensation should be dependent on the long-term appreciation of the Company's stock price, in November 1996 the Committee granted Mr. Pops options to purchase 40,000 shares of Common Stock, which was subsequently ratified by the Compensation Sub-Committee. The Committee believes that each of these actions was particularly appropriate given Mr. Pops' performance during calendar 1996 and in order to maintain his compensation at a competitive level compared to that of the chief executive officers of other similarly sized and positioned biotechnology companies.

                               Compensation Committee

                               John K. Clarke        Paul Schimmel
                               Robert S. Langer      Michael A. Wall


                               Compensation Sub-Committee

                               John K. Clarke        Paul Schimmel

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years, with the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Pharmaceutical Index, which includes biotechnology companies. The comparison assumes $100 was invested on March 31, 1993 in the Company's Common Stock and in each of the foregoing indices and further assumes reinvestment of any dividends. The Company did not declare or pay any dividends during the comparison period.

                             3/31/93     3/31/94    3/31/95    3/31/96      3/31/97
                             -------     -------    -------    -------      -------

Alkermes, Inc.                100.00       87.50      34.38     114.06       175.00

Nasdaq Stock Market           100.00      107.94     120.08     163.04       181.21
(U.S. Index)

Nasdaq Pharmaceutical         100.00      100.99     100.61     177.41       162.36
Index

                      MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of June 6, 1997 by (i) each person who is known by the Company to be the owner of 5% or more of the Company's outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers, and (iv) all the directors and executive officers of the Company as a group.

                                         Number of Shares            Percentage
                                           Beneficially            Beneficially
Names or Group                                Owned(1)                 Owned
--------------                           ----------------          ------------

Amerindo Investment Advisors Inc.......    3,167,500(2)                15.25%
One Embarcadero, Ste. 2300
San Francisco, CA  94111

FMR Corporation........................    2,100,100(3)                10.11%
82 Devonshire Street
Boston, MA  02109

ALZA Corporation.......................    2,000,000                    9.63%
950 Page Mill Road
Palo Alto, CA  94303

Floyd E. Bloom.........................      166,000(4)                   *

Robert A. Breyer.......................      173,750(5)                   *

John K. Clarke.........................       26,968(6)                   *

Robert S. Langer.......................      171,189(7)                   *

Richard F. Pops........................      345,091(8)                 1.64%

Alexander Rich.........................      184,200(9)                   *

Paul Schimmel..........................      302,200(9)                 1.46%

Michael A. Wall........................      489,850(10)                2.36%

Raymond T. Bartus......................       84,125(11)                  *

Michael J. Landine.....................      154,775(12)                  *

Scott D. Putney........................       84,725(13)                  *




                                         Number of Shares            Percentage
                                           Beneficially            Beneficially
Names or Group                                Owned(1)                 Owned
--------------                           ----------------          ------------


All directors and executive officers
    as a group (16 persons)............    2,275,673(14)               10.52%

--------------------
*    Represents less than 1% of the outstanding shares of the Company's Common
     Stock.

(1) Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock owned.

(2) Information is as of December 31, 1996. Amerindo Investment Advisors Inc. holds these shares in its capacity as investment advisor for various fiduciary accounts.

(3) Information is as of May 8, 1997. FMR Corporation holds 1,983,000 of these shares in its capacity as investment advisor for various fiduciary accounts.

(4) Includes 163,500 shares of Common Stock held by the Corey-Bloom Family Trust. Also includes 2,500 shares of Common Stock subject to options which are exercisable or which will become exercisable within 60 days of June 6, 1997.

(5) Includes 166,750 shares of Common Stock subject to options which are exercisable or will become exercisable within 60 days of June 6, 1997.

(6) Includes 850 shares of Common Stock issuable upon exercise of warrants which are exercisable. Also includes 12,500 shares of Common Stock subject to options which are exercisable.

(7) Includes 167,857 shares of Common Stock held by The Wetmann Trust. Professor Langer is a beneficiary of The Wetmann Trust, but has no voting or investment power with respect to the shares held by The Wetmann Trust. Also includes 832 shares held by a trust, of which Professor Langer's wife is trustee, for the benefit of his children. Also includes 2,500 shares of Common Stock subject to options held by Professor Langer which are exercisable.

(8) Includes 332,500 shares of Common Stock subject to options which are exercisable or which will become exercisable within 60 days of June 6, 1997.

(9) Includes 1,700 shares of Common Stock issuable upon exercise of warrants which are exercisable. Also includes 2,500 shares of Common Stock subject to options which are exercisable.

(10) Includes 2,500 shares of Common Stock subject to options which are exercisable.

(11) Includes 78,125 shares of Common Stock subject to options which are exercisable or which will become exercisable within 60 days of June 6, 1997.

(12) Includes 99,875 shares of Common Stock subject to options which are exercisable or which will become exercisable within 60 days of June 6, 1997.

(13) Includes 78,125 shares of Common Stock subject to options which are exercisable or which will become exercisable within 60 days of June 6, 1997. Also includes 1,200 shares of Common Stock awarded under the Award Plan which will cease to be subject to forfeiture within 60 days of June 6, 1997.

(14) Includes 874,625 shares of Common Stock subject to options or issuable upon exercise of warrants which are exercisable or which will become exercisable within 60 days of June 6, 1997. Also includes 1,800 shares of Common Stock awarded under the Award Plan which will cease to be subject to forfeiture within 60 days of June 6, 1997. Also includes 167,857 shares of Common Stock held by The Wetmann Trust and 163,500 Shares of Common Stock held by the Corey-Bloom Family Trust.


                              CERTAIN TRANSACTIONS

STOCK OPTIONS AND AWARDS

     During the last fiscal year, various executive officers and a director were granted options to purchase shares of Common Stock pursuant to the Omnibus Plan, the Amended and Restated 1989 Non-Qualified Stock Option Plan or the Stock Option Plan for Non-Employee Directors.


PRODUCT DEVELOPMENT AGREEMENT WITH ALKERMES CLINICAL PARTNERS, L.P.

     Pursuant to a Product Development Agreement dated March 6, 1992 between the Company and Alkermes Clinical Partners, L.P. (the "Partnership"), the Company conducts certain research and development on behalf of the Partnership. Alkermes Development Corporation II ("ADC II"), a wholly owned subsidiary of the Company, is the general partner of the Partnership. Richard F. Pops, a director and the Chief Executive Officer of the Company, is a director and the President and Chief Executive Officer of ADC II. Until funding was completed in the quarter ended June 30, 1996, the Company was reimbursed by the Partnership for its actual costs incurred in conducting such research and development, and also received a management fee of 10% of such costs. For the fiscal year ended March 31, 1997, the Company recorded revenue of $1,415,313 from the Partnership pursuant to the Product Development Agreement. Since the completion of funding from the Partnership, Alkermes has used its own resources, and intends to continue to use its own resources, to develop RMP-7, but may be forced to seek alternative sources of funding, including additional collaborators.


                                 OTHER BUSINESS

     The Board of Directors does not intend to present to the Meeting any business other than the election of directors and the approval of the amendment to the Omnibus Plan. If any other matter is presented to the Meeting which under applicable proxy regulations need not be included in this Proxy Statement or which the Board of Directors did not know a reasonable time before this solicitation would be presented, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

                              INDEPENDENT AUDITORS

     Deloitte & Touche LLP, independent auditors, audited the consolidated financial statements of the Company for the fiscal year ended March 31, 1997. Representatives of Deloitte & Touche LLP are expected to attend the Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The Board of Directors has selected Deloitte & Touche LLP as the independent auditors to audit the Company's consolidated financial statements for the fiscal year ending March 31, 1998.

                      DEADLINE FOR SHAREHOLDERS PROPOSALS

     The Company must receive any proposal which a shareholder wishes to submit at the 1998 annual meeting of shareholders before February 27, 1998 if the proposal is to be considered by the Board of Directors for inclusion in the proxy material for that meeting.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Professor Langer is a beneficiary of The Wetmann Trust but, has no voting or investment power with respect to the shares held by The Wetmann Trust, which sold 20,000 shares of Common Stock in May, 1996. The Wetmann Trust timely filed a Form 4 reporting the sale of only 10,000 shares of Common Stock. The error was discovered in July, and an amended Form 4 was filed to reflect the sale of all 20,000 shares. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the fiscal year ended March 31, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors, officers and greater than ten percent shareholders were complied with.

                                              By Order of the Board of Directors

                                              Morris Cheston, Jr.
                                              Secretary

June 27, 1997

                                  DETACH HERE

PROXY

                                 ALKERMES, INC.

                            CAMBRIDGE, MASSACHUSETTS

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
          FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JULY 25, 1997

    The undersigned shareholder of Alkermes, Inc. hereby appoints Michael J. Landine and Diane Fucci, and each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the offices of the Company, 64 Sidney Street, Cambridge, Massachusetts 02139, at 10:00 a.m., July 25, 1997, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; hereby ratifying and confirming all that said attorneys and proxies may do or cause to be done by virtue hereof.

    It is agreed that unless otherwise marked on the other side, said attorneys and proxies are appointed with authority to vote FOR the directors and the proposal listed on the other side hereof.

(PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)

                                  DETACH HERE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

        THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" PROPOSALS 1 AND 2.

1.  ELECTION OF DIRECTORS

Nominees: Floyd E. Bloom, Robert A. Breyer, John K. Clarke,
Robert S. Langer, Richard F. Pops, Alexander Rich, Paul Schimmel and Michael A. Wall.


        FOR ALL                              WITHHOLD
       NOMINEES   [ ]                  [ ]  AUTHORITY
     (except as                              FOR ALL
    indicated in                             NOMINEES
    space below)

-----------------------------------------------------------------
(To Withhold Authority to vote for any individual nominee, print the nominee's name above.)


                                                     FOR    AGAINST   ABSTAIN
2. Proposal to approve the amend-
   ment to the Alkermes Amended and                  [ ]      [ ]       [ ]
   Restated 1990 Omnibus Stock
   Option Plan to increase to
   2,500,000 the number of shares
   issuable upon the exercise of
   options granted thereunder, an
   increase of 750,000 shares.

           MARK HERE                        MARK HERE
         FOR ADDRESS  [ ]                  IF YOU PLAN  [ ]
         CHANGE AND                         TO ATTEND
        NOTE AT LEFT                       THE MEETING
                                          JULY 25, 1997

Signature should be the same as the name printed at the left. Executors, administrators, trustees, guardians, attorneys, and officers of corporations should add their title when signing.



Signature:                 Date:       Signature:                 Date:
          -----------------     -------          -----------------     ---------